UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2011

LEXARIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52138	20-2000871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604) 602-1675

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01 Regulation FD Disclosure.

On October 20, 2011 Lexaria Corp., (the “Company”) was served with an amended complaint filed on behalf of John M. Deakle in the Circuit Court of Hinds County, Mississippi. The complaint includes the Company as one of the defendants and alleges breach of contract as well as mismanagement of the drilling activity and improper billing by Griffin and Griffin, the operator on the Company’s Belmont Lake oil and gas properties. Deakle specifically alleges that the Company pressured Griffin and Griffin to undertake the drilling of unnecessary wells for their own benefit. The complaint requests injunctions to enjoin the operator from drilling additional wells on the Belmont Lake property, declaratory judgments stating, apart from other things, that Deakle’s rights under the joint operating agreement were breached, and punitive damages.

The Company believes that this is a frivolous suit, devoid of any merit as it relates to the Company’s activities, and will defend its position aggressively. Additionally, the Company is considering filing a countersuit against Deakle for damages caused by Deakle’s refusal to comply with the terms of the joint operating agreement, the unwarranted interruption of drilling activity on the property as a result of Deakle’s action, as well as costs associated with defending the lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXARIA CORP.

/s/ Christopher Bunka
Christopher Bunka
President and CEO
Date: October 26 , 2011